Nascent Wine Company.

Press Release

Nascent Wine Company Enters Into Agreement with Piancone Group International, Inc.

Henderson, Nev.– June 1, 2006 – Nascent Wine Company (OTCBB: NCTW), announced today that it has signed an agreement with Piancone Group International, Inc to acquire substantially all of its assets and infrastructure.

Piancone Group International, Inc. (“PGI”) is the family business of Nascent’s recently appointed President, Sandro Piancone and is one of the largest food service distributors in Baja California, Mexico. PGI distributes Italian and US Food products such as the CORA brand with over 1,400 Italian food products for the retail and food service industry. Other brands it distributes are Welch’s, General Mills, Nestle Candy, Häagen-Dazs Ice Cream, Hershey’s, M&M’s, Rock Star Energy Drink, MOTT’S, and Bakemark Bakery Supplies. Its customers consist of hotels, restaurants, grocery stores, bakeries, pizza shops and convenience stores, such as: AM/PM, Papa Johns, Pizza Hut, Giuseppe’s, TGI Fridays, Applebee’s, Smart and Final and Calimax, one of Baja California’s largest supermarket chains.

Sandro Piancone, President of Nascent Wine Company stated, “This acquisition will allow us to achieve a major foothold in the $46 billion dollar food service industry. PGI’s infrastructure is perfectly suited to rollout our new Miller Beer distribution contract.” Piancone added, “We will continue striving to acquire strong companies such as PGI that will help us to become one of the leading food distributors in Mexico.”

Victor Petrone, President of PGI stated, “With our 40 years of food service experience and exclusive product lines and customers and being a public entity, we are poised to be a market leader in broad line food service distribution.”

The agreement is contingent upon certain conditions including board approval of both companies and completion of PGI’s audited financial statements.

About Nascent Wine Co. Inc.

Nascent Wine Co. Inc. is charting a course to become a leader in the beverage and food industry in Mexico. The Company is the exclusive distributor of Miller Beer (SAB.L) in Baja California, Mexico. The Company plans to continue acquiring small- to medium-sized beverage and food distributors in Mexico. The Company trades on the OTC Bulletin Board, ticker symbol NCTW.OB.

Forward Looking Statement:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company’s SEC filings. These risks and uncertainties could cause the company’s actual results to differ materially from those indicated in the forward-looking statements.

Contact:

Crosscheck Capital

Alex Johnston

Investor Relations

(800) 727-1372

email: info@crosscheckcapital.com